Exhibit 99.1

Porter Bancorp, Inc. Announces Earnings for Fourth Quarter and 2008

LOUISVILLE, Ky.--(BUSINESS WIRE)--January 21, 2009--Porter Bancorp, Inc. (NASDAQ: PBIB), parent company of PBI Bank, with 19 full-service banking offices in 11 counties in Kentucky, today reported net income of $2.3 million, or $0.26 per fully diluted common share, for the fourth quarter of 2008 compared with $3.6 million, or $0.44 per fully diluted common share, for the fourth quarter of 2007.

Earnings for the year ended December 31, 2008, were $14.0 million, or $1.68 per fully diluted common share, compared with $14.2 million, or $1.77 per fully diluted common share, for the same period of 2007. The Company also reported a 10.9% increase in loans to $1.4 billion and a 10.5% increase in deposits to $1.3 billion compared with year-end 2007.

“Porter Bancorp reported continued growth in assets, loans and deposits in the fourth quarter; however, our earnings were below last year’s levels due to a higher provision for loan losses and a lower net interest margin,” stated Maria L. Bouvette, President and CEO of Porter Bancorp. “We experienced an increase in non-performing loans in the fourth quarter due to the continuing weakness in the economy. We increased our provision for loan losses to $2.75 million in the fourth quarter, up from $1.2 million in the fourth quarter of 2007, to account for an increase in non-performing loans and to increase our loan loss reserve to ensure that we have strong reserves to see us through this extraordinarily challenging and uncertain economic environment.”

“Total loans increased 10.9% to $1.4 billion in 2008 due to organic growth across our markets and the Paramount Bank acquisition. Our net interest income did not keep pace with our loan growth in 2008 due to the decline in interest rates combined with increased competition for deposits later in the year. The tight capital markets during the fourth quarter prompted weaker banks in our markets to bid aggressively for deposits. This caused our interest costs to remain relatively high while at the same time our loan yields declined due to the rate cuts by the Federal Reserve during the fourth quarter. As a result, our net interest margin was down 37 basis points compared with the third quarter of 2008 and down 58 basis points from the fourth quarter of 2007,” continued Ms. Bouvette.

Fourth Quarter Results

  Net income decreased 35.7% to $2.3 million for the three months ended December 31, 2008, compared with the same quarter of 2007. Earnings per diluted common share decreased 40.9% to $0.26 for the three months ended December 31, 2008, compared to the fourth quarter of 2007. Earnings per common share was reduced by approximately $0.02 per common share due to dividends and accretion on $35 million in preferred stock issued to the United States Treasury on November 21, 2008.
  Net interest income decreased 2.7% to $11.5 million for the three months ended December 31, 2008, compared with the same quarter of 2007.
  Loans grew 10.9% to $1.4 billion compared with $1.2 billion at December 31, 2007.
  Deposits increased 10.5% to $1.3 billion compared with $1.2 billion at December 31, 2007.
  Total assets increased 13.2% to $1.6 billion since the 2007 year-end, fueled by organic loan growth and the acquisition of Paramount Bank.
  Efficiency ratio increased to 50.6% in the fourth quarter, but remained excellent at 50.7% for the year ended December 31, 2008.
  Capital was strengthened with the sale of $35 million of preferred stock to the U.S. Treasury Department under the Capital Purchase Program on November 21, 2008. The senior preferred shares pay a cumulative annual dividend rate of 5% for the first five years then will reset to a dividend rate of 9% after five years.

“Porter Bancorp enters 2009 with a strong capital position to weather the challenging economic conditions,” continued Ms. Bouvette. “We added $44 million in new capital during 2008 with the sale of a $9 million subordinated capital note in July and $35 million in preferred stock in November. Our total risk-based capital rose to 14.1% for the holding company and 12.0% for the bank at year end, compared with regulatory requirements of 10.0% for a well-capitalized bank and minimum regulatory requirements of 8.0%. Our Tier 1 risk-based capital rose to 12.1% for the holding company and 10.1% for the bank at year end, both measures significantly above the requirement of 6.0% for a well-capitalized bank and minimum regulatory requirements of 4.0%. We believe our strong capital position will be an important factor in funding our continued growth in these turbulent times.”

Net Interest Income

Net interest income decreased 2.7% to $11.5 million for the three months ended December 31, 2008, compared with $11.8 million for the same period in 2007. Net interest income increased to $47.2 million for the year ended December 31, 2008, compared with $42.4 million for the same period in 2007. The fourth quarter decrease in net interest income was attributable to lower net interest margin compared with the same period in 2007.

Net interest margin declined 37 basis points to 2.96% from our margin of 3.33% in the third quarter of 2008 due primarily to a lower yield on earning assets. The yield on earning assets declined 46 basis points from the third quarter compared with a 3 basis point decline in rates paid on interest-bearing liabilities. Average earning assets rose 16.9% to $1.6 billion for the three months ended December 31, 2008, compared with the $1.3 billion for the three months ended December 31, 2007. Average deposits increased 12.3% to $1.3 billion, up from $1.1 billion for the three months ended December 31, 2007. We are currently asset sensitive. As a result, if interest rates remain stable, we expect our margin to expand in 2009 based upon our expectation of continued downward liability repricing with limited repricing of assets.

Non-Interest Income

Non-interest income for the fourth quarter of 2008 decreased 13.0%, or $229,000, over the fourth quarter of 2007. Non-interest income was $6.9 million for the year ended December 31, 2008, compared with $5.6 million for the same period of 2007. Fourth quarter 2008 other income included a one time gain of $410,000 on the sale of PBI Bank’s Burkesville branch to First & Farmers Bank in November, and a one time other than temporary impairment charge of $471,000 related to financial market sector equity securities in our securities portfolio. No similar gain or charge was booked in 2007. The growth in non-interest income from operations since last year was attributable to higher service charges on deposit accounts and income from fiduciary activities. Porter acquired its trust operation from Kentucky Trust Bank on October 1, 2007, which accounted for the addition of income from fiduciary activities since that time. Income from fiduciary activities added an additional $873,000 to non-interest income in 2008.

Non-Interest Expense

Non-interest expense was flat at $6.8 million in both the fourth quarter of 2008 and 2007. Non-interest expense for the year ended December 31, 2008, increased 23.5% from the year ended December 31, 2007. The growth in non-interest expense was due primarily to costs related to the acquisitions of Kentucky Trust Bank and Paramount Bank, increased salaries and benefits for existing employees and higher occupancy and equipment expense to support the six additional offices. Expenses also increased because FDIC insurance premiums rose significantly due to amendments made by the FDIC in 2007 to its risk-based deposit premium assessment system. Our efficiency ratio increased to 50.7% for the 2008 fiscal year compared with 47.0% for the same period in 2007.

“We made considerable progress in integrating the Kentucky Trust Bank and Paramount Bank acquisitions during 2008,” noted Ms. Bouvette. “We believe our efficiency ratio of 50.7% at year-end 2008 highlights our excellent operations. We remain focused on controlling expenses at all levels.”

Balance Sheet Review

Total assets increased 13.2%, or $192 million, to $1.6 billion at December 31, 2008, from $1.5 billion at December 31, 2007. The Company’s loan portfolio increased 10.9%, or $132 million, to $1.4 billion from $1.2 billion at December 31, 2007, primarily due to in-house loan origination efforts and the contributions from the acquisition of Paramount Bank.

Deposits at December 31, 2008, increased 10.5% to $1.3 billion from $1.2 billion at December 31, 2007, primarily due to an increase in time deposits from promotional efforts throughout the period, and the Paramount Bank acquisition. Core customer non-interest bearing deposit accounts decreased 2.7% to $92.9 million from $95.5 million at December 31, 2007.

Asset Quality

Nonperforming loans increased to $21.3 million, or 1.58% of total loans, at December 31, 2008, compared with $15.4 million, or 1.15% of total loans at September 30, 2008, and $12.7 million, or 1.04% of total loans at December 31, 2007, primarily due to a slowdown in the residential construction and land development sectors.

Foreclosed properties at December 31, 2008, were $7.8 million compared with $4.3 million at December 31, 2007, and $7.5 million at September 30, 2008. Additionally, our ratio of non-performing assets to total assets increased during the quarter to 1.78% at December 31, 2008, compared with 1.44% at September 30, 2008.

To address the potential negative effects of the current economic conditions on our loan portfolio, we strengthened our loan loss reserve in the fourth quarter with the addition of $1 million. At year-end 2008, our loan loss reserve rose to $19.7 million. Our loan loss reserve as a percentage of total loans increased to 1.46% at December 31, 2008, from 1.39% at September 30, 2008, and 1.34% at December 31, 2007. Net loan charge-offs for the fourth quarter of 2008 were $1.7 million, or 0.13% of average loans for the quarter, and $3.5 million, or 0.27% of average loans, for the year ended December 31, 2008. Ms. Bouvette stated, “We remain confident of our continuing ability to manage our risks during this difficult credit cycle by quickly resolving credit issues as soon as they are identified. We remain focused on minimizing losses by being very proactive in managing our credit risks to protect our earnings and capital base.”

PBIB-G PBIB-F

Forward-Looking Statements

Statements in this press release relating to Porter Bancorp’s plans, objectives, expectations or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations. Porter Bancorp’s actual results in future periods may differ materially from those currently expected due to various risks and uncertainties, including those discussed under “Risk Factors” in the Company’s Form 10-K and subsequent periodic reports filed with the Securities and Exchange Commission. The forward-looking statements in this press release are made as of the date of the release and Porter Bancorp does not assume any responsibility to update these statements.

Additional Information

Unaudited supplemental financial information for the fourth quarter and year ending December 31, 2008 follows.

PORTER BANCORP, INC. AND SUBSIDIARY
Unaudited Financial Information
(in thousands, except share and per share data)

	Three	Three	Three	Twelve	Twelve
	Months	Months	Months	Months	Months
	Ended	Ended	Ended	Ended	Ended
	12/31/08	9/30/08	12/31/07	12/31/08	12/31/07

Income Statement Data
Interest income	$24,286	$25,106	$25,960	$100,107	$91,800
Interest expense	12,808	12,673	14,164	52,881	49,404

Net interest income	11,478	12,433	11,796	47,226	42,396
Provision for loan losses	2,750	1,250	1,200	5,400	4,025

Net interest income after provision	8,728	11,183	10,596	41,826	38,371

Service charges on deposit accounts	817	876	908	3,424	2,760
Income from fiduciary activities	234	261	206	1,079	206
Gains (losses) on sales of securities, net	10	(101)	3	(136)	107
Write-off of other than temporary impairment	(471)	-	-	(471)	-
Gain on sale of branch	410	-	-	410	-
Other	537	689	649	2,562	2,483

Non-interest income	1,537	1,725	1,766	6,868	5,556

Salaries & employee benefits	3,410	3,666	3,419	14,792	12,470
Occupancy and equipment	888	882	890	3,587	2,727
Franchise tax	435	435	360	1,740	1,336
FDIC insurance	304	284	171	1,051	298
Other real estate owned expense	425	109	506	881	833
Professional fees	192	177	344	787	829
Communications expense	181	181	144	711	466
Advertising	62	100	151	463	544
Other	927	935	893	3,745	2,971

Non-interest expense	6,824	6,769	6,878	27,757	22,474

Income before income taxes	3,441	6,139	5,484	20,937	21,453
Income tax expense	1,101	2,039	1,844	6,927	7,224

Net income	2,340	4,100	3,640	14,010	14,229
Less:
Dividends on preferred stock	194	-	-	194	-
Accretion on preferred stock	20	-	-	20	-

Net income available to common	$2,126	$4,100	$3,640	$13,796	$14,229

Weighted average shares - Basic	8,218,617	8,218,051	8,240,626	8,221,501	8,033,962
Weighted average shares - Diluted	8,221,391	8,219,650	8,240,626	8,222,257	8,033,975

Basic and diluted earnings per common share	$0.26	$0.50	$0.44	$1.68	$1.77
Cash dividends declared per common share	$0.21	$0.20	$0.20	$0.81	$0.77

PORTER BANCORP, INC. AND SUBSIDIARY
Unaudited Financial Information
(in thousands, except share and per share data)

	Three	Three	Three	Twelve	Twelve
	Months	Months	Months	Months	Months
	Ended	Ended	Ended	Ended	Ended
	12/31/08	9/30/08	12/31/07	12/31/08	12/3107

Average Balance Sheet Data
Assets	$1,630,074	$1,582,701	$1,406,800	$1,572,599	$1,221,649
Loans	1,349,351	1,351,897	1,188,194	1,324,658	1,019,628
Earning assets	1,555,621	1,498,361	1,331,043	1,491,156	1,163,848
Deposits	1,282,947	1,255,778	1,142,606	1,250,612	997,287
Long-term debt and advances	178,231	178,442	110,124	168,479	94,290
Interest bearing liabilities	1,382,233	1,353,983	1,188,512	1,339,780	1,026,252
Stockholders’ equity	148,374	128,080	122,809	131,708	114,797

Performance Ratios
Return on average assets	0.57%	1.03%	1.03%	0.89%	1.16%
Return on average equity	6.27	12.73	11.76	10.64	12.39
Yield on average earning assets (tax equivalent)	6.24	6.70	7.77	6.74	7.92
Cost of interest bearing liabilities	3.69	3.72	4.73	3.95	4.81
Net interest margin (tax equivalent)	2.96	3.33	3.54	3.20	3.67
Efficiency ratio	50.64	47.47	50.73	50.74	46.97

Loan Charge-off Data
Loans charged-off	$(1,835)	$(782)	$(1,029)	$(3,834)	$(2,374)
Recoveries	98	37	46	323	234

Net charge-offs	$(1,737)	$(745)	$(983)	$(3,511)	$(2,140)

PORTER BANCORP, INC. AND SUBSIDIARY
Unaudited Financial Information
(in thousands, except share and per share data)

	As of	As of	As of
	12/31/08	9/30/08	12/31/07

Assets
Loans	$1,350,106	$1,342,467	$1,217,698
Loan loss reserve	(19,652)	(18,638)	(16,342)

Net loans	1,330,454	1,323,829	1,201,356
Securities available for sale	173,077	109,799	128,036
Federal funds sold & interest bearing deposits	38,189	30,172	19,979
Cash and due from financial institutions	14,957	41,943	23,608
Premises and equipment	22,543	22,986	21,279
Goodwill	23,794	23,891	18,174
Accrued interest receivable and other assets	44,843	43,572	43,588

Total Assets	$1,647,857	$1,596,192	$1,456,020

Liabilities and Equity
Certificates of deposit	$1,012,851	$987,464	$846,568
Interest checking	76,962	80,009	95,953
Money market	72,543	82,179	99,839
Savings	33,253	34,684	28,661

Total interest bearing deposits	1,195,609	1,184,336	1,071,021
Demand deposits	92,940	87,603	95,533

Total deposits	1,288,549	1,271,939	1,166,554
Federal funds purchased & repurchase agreements	10,084	10,457	11,285
FHLB advances	142,776	143,842	121,767
Junior subordinated debentures	34,000	34,000	25,000
Accrued interest payable and other liabilities	8,235	8,194	9,125

Total liabilities	1,483,644	1,468,432	1,333,731
Stockholders’ equity	164,213	127,760	122,289

Total Liabilities and Stockholders’ Equity	$1,647,857	$1,596,192	$1,456,020

Ending shares outstanding	8,287,933	8,287,794	8,275,266
Book value per common share	$15.59	$15.42	$14.78
Tangible book value per common share	12.33	12.25	12.19

Asset Quality Data
Loan 90 days or more past due still on accrual	$11,598	$4,997	$2,145
Non-accrual loans	9,725	10,420	10,524

Total non-performing loans	21,323	15,417	12,669
Real estate acquired through foreclosures	7,839	7,521	4,309
Other repossessed assets	96	96	30

Total non-performing assets	$29,258	$23,034	$17,008

Non-performing loans to total loans	1.58%	1.15%	1.04%
Non-performing assets to total assets	1.78	1.44	1.17
Allowance for loan losses to non-performing loans	92.16	120.89	128.99
Allowance for loan losses to total loans	1.46	1.39	1.34

Risk-based Capital Ratios
Tier I leverage ratio	10.10%	8.11%	9.07%
Tier I risk-based capital ratio	12.13	9.55	10.39
Total risk-based capital ratio	14.05	11.49	11.64

FTE employees	276	283	273

CONTACT:
Porter Bancorp, Inc.
Maria L. Bouvette, President and CEO, 502-499-4800